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                                  UNITED STATES                                             OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                            ---------------------------
                             Washington, D.C. 20549                                  OMB Number       3235-0167
                                                                                     Expires:  October 31, 2004
                                                                                     Estimated average burden
                                                                                     hours per response....1.50
                                                                                     ---------------------------
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                                      Commission File Number           000-21751
                                                                                             -----------------------------

                                                MessageMedia, Inc.
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                              (Exact name of registrant as specified in its charter)


                        371 Centennial Parkway, Louisville, Colorado 80027, (303) 440-7550
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                     Common Stock, par value $0.001 per share
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                             (Title of each class of securities covered by this Form)


                                                       None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)     [X]                                Rule 12h-3(b)(1)(i)     [X]
                 Rule 12g-4(a)(1)(ii)    [ ]                                Rule 12h-3(b)(1)(ii)    [ ]
                 Rule 12g-4(a)(2)(i)     [ ]                                Rule 12h-3(b)(2)(i)     [ ]
                 Rule 12g-4(a)(2)(ii)    [ ]                                Rule 12h-3(b)(2)(ii)    [ ]
                                                                            Rule 15d-6              [ ]

     Approximate number of holders of record as of the certificate or notice date:       None
                                                                                  --------------------
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     Effective as of January 18, 2002, the Registrant was acquired by
DoubleClick Inc., a Delaware corporation ("DoubleClick"), by way of a merger
(the "Merger") in which the Registrant merged with and into DoubleClick and ceased to exist. In connection with the Merger, each share of common stock of the Registrant outstanding immediately prior to the consummation of the Merger was exchanged for 0.01454 shares of DoubleClick common stock, and DoubleClick assumed all of the Registrant's stock options and warrants outstanding at the effective date of the Merger, based on a 0.01454 exchange ratio. Accordingly, as of the date hereof, there are no holders of record of Common Stock of the
Registrant.


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     Pursuant to the requirements of the Securities Exchange Act of 1934,
MessageMedia has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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Date:           January 18, 2002                            By:           /s/ Elizabeth Wang
           ------------------------------------------------         -----------------------------------
                                                                    Name: Elizabeth Wang
                                                                    Title: Vice President and Secretary
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.


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